Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333 – 230679 on Form N-2 of our report dated December 22, 2025, relating to the financial statements and financial highlights of 1WS Credit Income Fund (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2025, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectuses and "Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 27, 2026